AMENDED EXHIBIT A

(Dated: January 22, 2015)

THIS EXHIBIT A is Exhibit A to that certain Transfer Agency Services Agreement dated as of January 22, 2015, between BNY Mellon Investment Servicing (US) Inc. and Destra Investment Trust.

Portfolios

Destra Dividend Total Return Fund